UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549


                         AMENDMENT NO. 1

                                to

                            FORM 8-K/A


                          CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (date of earliest event reported): February 16, 2001


                        VENTURE TECH, INC.
      (Exact Name of Registrant as Specified in its Charter)


       IDAHO                  1-15679                87-0462258
   State or Other           (Commission            (IRS Employer
    Jurisdiction)           File Number)           Identification
                                                    Number)

 1055 West 14th Street, Suite 500, North Vancouver, B.C. V7P 3P2
(Address of Principal Executive Offices and Principal Place of Business)

Registrant's Telephone Number, Including Area Code: (604) 990-9889



                        VENTURE TECH, INC.

                             FORM 8-K

Item 2.  Acquisition or Disposition of Assets

     On February 16, 2001, Venture Tech, Inc. (the "Company") announced the acquisition of Gamecasters, Inc. ("Gamecasters"), a Nevada Corporation. Pursuant to the terms of the acquisition, the Company is acquiring all of the outstanding common stock and 40% of the outstanding preferred stock of Gamecasters. In exchange for the Gamecasters shares, the Company will issue 20,000,000 shares of authorized, but previously unissued common stock, and 10,000,000 shares of authorized, but previously unissued preferred stock. In addition, the Company will issue stock purchase warrants for the purchase of 20,000,000 shares of the Company's preferred stock ("Preferred Share Warrants"). The Preferred Share Warrants are exercisable for a period of five years at the exercise price of $.50 per share. Each preferred share will be convertible into 10 shares of common stock. At the time of the offer to acquire Gamecasters shares on December 27, 2000, the Company's common stock was trading at $.05 per share and there was a total of
   44,569,515     common shares issued and outstanding.

     Gamecasters owns a variety of virtual reality simulators, video gaming equipment, certain intellectual property rights and proprietary CyberTrak technology designed for use in Family Entertainment Centers ("FEC's"), other amusement centers and theme parks. The equipment is currently located in an FEC located in Ottawa, Ontario, Canada, a facility operated by Cyberdome Entertainment, Inc. ("Cyberdome"). Pursuant to an Asset Usage and Revenue Share Agreement between Gamecasters and Cyberdome, Gamecasters provides the equipment and the use of its other assets to the Cyberdome facility. In exchange, Gamecasters receives 70% of the total revenue generated from the Cyberdome operation and contributes back to Cyberdome 20% for maintenance and
promotion.     Cyberdome has also agreed to participate in the
Gamecasters Players Club, a membership based organization that intends to operate both online and offline. The Players Club provides members with discounted interactive entertainment opportunities at affiliated online and offline partner sites.

       In purchasing 40% of Gamecasters preferred stock, the Company acquired 4,000,000 shares of outstanding Gamecasters preferred stock from Eric Hutchingame, presently Chief Executive Officer of Gamecasters. The preferred shares were acquired in exchange for the assignment to Mr. Hutchingame of all Cyberdome indebtedness to the Company, totaling approximately $232,000. Following the closing of the acquisition, there will remain outstanding 6,000,000 shares of Gamecasters preferred stock, which shares shall be convertible into shares of the Company's common stock on a one share for one share basis. The 6,000,000 shares of preferred stock are owned by 888258 Ontario, Ltd., which is principally owned by Mr. Hutchingame. Also, Gamecasters has outstanding stock purchase warrants, issued to 888258 Ontario Ltd., to acquire up to 10,000,000 shares of Gamecasters' common stock for the exercise price of $.001 per share.

  On November 12, 1999, the Company and Cyberdome entered into a memorandum of understanding (the "MOU") whereby the Company was to acquire Cyberdome on terms to be negotiated by the parties. In connection with the MOU, the Company agreed to provide loans to Cyberdome, secured by the equipment and a guarantee of Hutchingame Growth Capital, owned and operated by Mr. Hutchingame, prior to the acquisition.

  Following a period of due diligence, management concluded that there were certain impediments that made the acquisition unfavorable for the Company. A key impediment was the refusal by Cyberdome's landlord to agree to a change of control in favor of a company in the online gambling business. Their agreement to a change of control was a requirement under the terms of Cyberdome's lease. In response to Venture Tech's continued interest in the revenue streams offered by Cyberdome's facility, Mr. Hutchingame incorporated Gamecasters, which acquired certain video games and
equipment.      Gamecasters then entered into a long term revenue
sharing agreement with Cyberdome in exchange for the use of Gamecasters' equipment. Gamecasters also acquired marketing rights, know-how, intellectual property and technology that were deemed essential for growing an interactive entertainment enterprise. As a consequence, Gamecasters provided all the benefits of acquiring Cyberdome without any of the perceived legal or financial impediments. In addition, Gamecasters brought to the Company technology, rights and intellectual property that Cyberdome did not possess.

  The Company's Board of Directors has announced that two directors, Craig Bampton and Michael Cartmel have tendered their resignations as directors and executive officers. They will be replaced on the Board by Eric Hutchingame, presently C.E.O. of Gamecasters, and William Baker, presently C.E. O. of the Company.


Item 7.  Financial Statements and Exhibits.

  Financial statements required under this Item 7(a) and Item
7(b) will be filed upon completion but no later than sixty (60) days from the date this report is required to be filed as provided in Item 7(a)(4).

  (c)  Exhibits included herewith:

       Exhibit 2.1*   Offer to Shareholders of Gamecasters, Inc.
       Exhibit 2.2    Asset Usage and Revenue Share Agreement
  ___________________
       *    Previously filed



                            SIGNATURES


  In accordance with the requirements of the Securities Exchange
Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     Venture Tech, Inc.



Date:   March 22, 2001         By     /S/ William Baker
                                     William Baker,
                                     Chief Executive Officer